Exhibit 23.3

CONSENT OF COUTRET AND ASSOCIATES, INC.

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Goodrich Petroleum Corporation of information relating to Goodrich Petroleum Corporation’s estimated proved reserves as set forth under the captions “Part I, Item 1 and 2. Business and Properties — Oil and Natural Gas Reserves” in Goodrich Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003.

Coutret and Associates, Inc.

By:	/s/ Robert M. McGowen
President

Shreveport, Louisiana

March 24, 2005